UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 8, 2013

NEXEO SOLUTIONS HOLDINGS, LLC

(Exact name of registrant as specified in its charter)

Delaware	333-179870-02	27-4328676
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9303 New Trails Drive, Suite 400 The Woodlands, Texas	77381
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (281) 297-0700

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Amendment No. 2 to ABL Facility

On May 8, 2013, Nexeo Solutions, LLC (the “Borrower”) and Nexeo Solutions Canada Corp. (the “Canadian Borrower”) entered into Amendment No. 2 to Credit Agreement, among the Borrower, the Canadian Borrower, Bank of America, N.A., as administrative agent and collateral agent (the “Agent”), and the lenders party thereto (“Amendment No. 2”), which amended the asset-based revolving credit agreement, dated as of March 31, 2011 (as amended by Amendment No. 1 to Credit Agreement, dated as of October 16, 2012, the “ABL Credit Agreement” and, as further amended by Amendment No. 2, the “Amended ABL Credit Agreement”), among the Borrower, the Canadian Borrower, Nexeo Solutions Holdings, LLC (together with its consolidated subsidiaries, the “Company”), Nexeo Solutions Sub Holding Corp., the Agent and the other agents and lenders from time to time party thereto, which provides for revolving credit financing (the “ABL Facility”). The maturity date of the ABL Facility was extended to be the first to occur of (a) May 8 2018 and (b) the date that is sixty days prior to the earliest stated maturity date of the Company’s senior secured term loan facility (or any replacement facility) in effect at any time.

Pursuant to Amendment No. 2, among other things, the U.S. letter of credit sub-facility was increased to $200,000,000 and, subject to certain conditions precedent and rights of the administrative agent with respect to the lenders providing such foreign facilities, the Company may establish one or more foreign facilities under the Amended ABL Credit Agreement in an aggregate principal amount not to exceed U.S. dollar equivalent $60,000,000. Pursuant to Amendment No. 2, the calculation of the eligible inventory component of the U.S. and Canadian borrowing bases was changed from (x) the lesser of (a) 75% of the value of eligible inventory and (b) 85% of the net orderly liquidation value of eligible inventory to be (y) 85% of the net orderly liquidation value of eligible inventory.

Under the Amended ABL Credit Agreement, borrowings under the ABL Facility bear interest, at the applicable borrower’s option, at either an alternative base rate or Canadian prime rate, as applicable, plus an applicable margin (which ranges from 0.50% to 1.00% based on average excess availability) or a London interbank offered rate or Canadian BA rate, as applicable, plus an applicable margin (which ranges from 1.50% to 2.00% based on average excess availability). The commitment fee in respect of the unutilized commitments under the ABL Facility, was also reduced to range from 0.250% to 0.500% per annum based on average utilization.

As amended by Amendment No. 2, the ABL Facility requires that if the excess availability under the ABL Facility as defined for both the Borrower and the Canadian Borrower is less than the greater of (a) the U.S. dollar equivalent of $35,000,000 and (b) 10.0% of the lesser of (i) the aggregate commitments under the ABL Facility and (y) the then applicable combined borrowing base under the ABL Facility, then the Borrower shall comply with a minimum fixed charge coverage ratio of at least 1.00 to 1.00. Furthermore, Amendment No. 2 modified certain exceptions to the negative covenants under the ABL Facility to give the Company more flexibility to, among other things, make acquisitions and other investments, to make dividends and other distributions to equity holders, to prepay certain indebtedness, to engage in certain receivables financing transactions, and to incur certain additional indebtedness.

The lenders and the agents (and each of their respective subsidiaries or affiliates) under the ABL Facility have in the past provided, and may in the future provide, investment banking, cash management, underwriting, lending, commercial banking, trust, leasing services, foreign exchange and other advisory services to, or engage in transactions with, the Company and its affiliates. These parties have received, and may in the future receive, customary compensation from the Company and its affiliates for such services.

The foregoing description of Amendment No. 2 and the Amended ABL Credit Agreement are general descriptions and are qualified in their entirety by reference to the full text of Amendment No. 2, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial or Obligation under an Off-Balance Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated into this Item 2.03 by reference.

Item 9.01.	Financial Statements and Exhibits.

Exhibit	Description

10.1	Amendment No. 2 to Credit Agreement, dated May 8, 2013, among Nexeo Solutions, LLC, Nexeo Solutions Canada Corp., Bank of America, N.A., as administrative agent, and the lenders party thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEXEO SOLUTIONS HOLDINGS, LLC

By:	/s/ Michael B. Farnell, Jr.
Michael B. Farnell, Jr.
Executive Vice President and Chief Legal Officer

Dated: May 8, 2013

EXHIBIT INDEX

Exhibit	Description

10.1	Amendment No. 2 to Credit Agreement, dated May 8, 2013, among Nexeo Solutions, LLC, Nexeo Solutions Canada Corp., Bank of America, N.A., as administrative agent, and the lenders party thereto.